Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

between

Cross Country Education, LLC,

Cross Country Healthcare, Inc.

CC Education, LLC

and

PESI, Inc.

dated as of

July 27, 2015

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 27, 2015, is entered into among Cross Country Education, LLC, a Delaware limited liability company (the “Company”), Cross Country Healthcare, Inc., a Delaware corporation (“Seller”), CC Education, LLC, a Delaware limited liability company (“Merger Sub”), and PESI, Inc., a Wisconsin nonstock corporation (“Buyer”).  Capitalized terms not otherwise defined herein have the meaning attributable to them as defined in Article I.

RECITALS

WHEREAS, Buyer desires to acquire the Company on the terms and conditions set forth in this Agreement, and

WHEREAS, the acquisition of the Company shall be effected by the terms of this Agreement through a transaction (the “Merger”) in which (i) the Company will merge with and into the Merger Sub, with the Merger Sub being the surviving limited liability company (the “Surviving Company”) and (ii) the issued and outstanding membership interests in the Company (the “Membership Interests”) will be converted into the right to receive the Merger Consideration (as hereinafter defined).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, lawsuit, arbitration, audit, notice of violation, proceeding, litigation or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Adjusted EBITDA” means, with respect to the Calculation Period, the aggregate net income before interest, income taxes, depreciation and amortization of the Company and the Surviving Company for such period, determined in accordance with GAAP but applied and calculated in a manner consistent with the EBITDA calculation derived from the Financial Statements for the most recent fiscal year end, adjusted to exclude (i) savings on postage costs and printing costs resulting from discounts for such items previously unavailable to the Company and made available to the Surviving Company during the Calculation Period by Buyer, (ii) gains or losses resulting from the sale of assets other than in the ordinary course of business consistent with past practice, (iii) costs and expenses incurred in connection with the transactions contemplated by this Agreement, and (iv) any intercompany charges, costs, expenses or overhead allocations with respect to Buyer or its Affiliates.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Liability” means any Loss, Tax, liability, obligation or commitment of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that relates to the sponsorship, administration, legal compliance, or maintenance of a Benefit Plan, including, but not limited to, an employee’s, former employee’s, contractor’s, union’s, participant’s or beneficiary’s rights, or claims for benefits (including claims incurred), or taxes, penalties, fees, or assessments imposed upon the Benefit Plan, its plan administrator, fiduciaries, participating employers, or the plan sponsor (and any ERISA Affiliates of the same).

           “Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company (or any of its ERISA Affiliates) for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company (or any of its ERISA Affiliates) has or may have any liability.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Wisconsin are authorized or required by Law to be closed for business.

“Buyer’s Accountants” means Wifpli LLP.

“Capitalized Lease Obligation” means, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the balance sheet of the Company as of such date prepared in accordance with GAAP and the amount of Indebtedness represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such balance sheet.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing Working Capital” means:  (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that has been registered with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which the Surviving Company will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s Affiliates, managers, officers or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Current Liabilities” means accounts payable and accrued expenses, but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, Indebtedness, accruals for health insurance, workers’ compensation or any other Benefit Plans, deferred Tax liabilities and the current portion of long-term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such accounts were being prepared as of a fiscal year end.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” has the meaning set forth in Section 2.01.

“Encumbrance” means any charge, pledge, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority:  (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs):  the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means:  (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money, purchase money obligations, Capitalized Lease Obligations, obligations to pay deferred purchase price of assets, services or securities and, without limitation, all drafts drawn thereunder and all reimbursement or other payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by or on behalf of such person, in each case, of such Person (provided that the foregoing shall not include trade accounts payable which are included in Current Liabilities), (b) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (c) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets), (d) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product, (e) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own equity interest or equity interest equivalents (or any equity interest or equity interest equivalent of a direct or indirect buyer entity thereof), (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property or assets (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (g) all indebtedness of the type described in clauses (a) through (f) above guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, (h) all interest expense accrued but unpaid on or relating to any of such indebtedness, and (i) all prepayment penalties, premiums, late charges, penalties and collection fees relating to any of such indebtedness.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:  (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of any director, managing member, manager or officer of Seller or the Company, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees; provided, however, that “Losses” shall not include the use of any multiplier or punitive damages, except in the case of fraud or to the extent punitive damages are actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) act of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Merger Consideration” means Eight Million Dollars ($8,000,000) subject to adjustment pursuant to Section 2.04 hereof, plus the potential Earn-out Payment described in Section 2.05.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means personally identifiable information from any individual or individuals, including, without limitation, any customers, prospective customers, employees and/or third parties.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

 “Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of producing and providing education products; including, without limitation, seminars, webinars, conferences, symposiums, digital products (including, without limitation, on-line downloadable material or streaming video (live or archived), and tangible products (including, without limitation, publications, CDs and DVDs for professionals), among others, as and where presently conducted by the Company.

“Seller’s Accountants” means Deloitte & Touche LLP.

“Taxable Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any Tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates the Company to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person that is entered into prior the Closing Date, other than (i) this Agreement, (ii) credit and lease agreements and (iii) other agreements not primarily related to Taxes that are entered into in the ordinary course of business.

“Territory” means the United States of America.

“Transaction Documents” means this Agreement, the Trademark License Agreement, the Assignment, the Escrow Agreement and the Earn-out Escrow Agreement.

ARTICLE II
The Merger

Section 2.01   Effective Time of the Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 18-209 of the Delaware Limited Liability Company Act (“DLLCA”) shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

(b)           The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter which the parties hereto shall have agreed upon as is provided in the Certificate of Merger (the “Effective Time”).

Section 2.02   Actions at Closing.  Subject to the terms and conditions of this Agreement, the parties hereto shall consummate the Merger on the Closing Date by taking the following actions:

(a)           Buyer shall deliver to the Seller Seven Million Five Hundred Thousand Dollars ($7,500,000), by wire transfer of immediately available funds to the account(s) designated by the Seller prior to the Closing.

(b)           Buyer shall deposit by wire transfer of immediately available funds into an account designated by J.P. Morgan Chase Bank, N.A., as escrow agent (the “Escrow Agent”), the amount of $500,000 (the “Escrow Amount”) for the purpose of securing the indemnification obligations of the Seller, if any, hereunder, which shall be held and distributed in accordance with the terms and conditions of the Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”).

(c)           Buyer shall deposit with the Escrow Agent, by wire transfer of immediately available funds into an account designated by the Escrow Agent, the amount of $500,000 (the “Earn-out Escrow Amount” to satisfy the obligations, if any, of Buyer to pay the Earn-out Payment to Seller pursuant to Section 2.05, which shall be held and distributed in accordance with the terms and conditions of the Earn-out Escrow Agreement in the form attached hereto as Exhibit B (the “Earn-out Escrow Agreement”).

Section 2.03   Effects of the Merger.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) the Company shall be merged with and into the Merger Sub and the separate existence of the Company shall cease (the Merger Sub and the Company are sometimes referred to herein as the “Constituent Companies,” and the Merger Sub following consummation of the Merger is sometimes referred to herein as the “Surviving Company”), (ii) the Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the company name set forth therein to “Cross Country Education, LLC” and, as so amended, shall be the certificate of formation of the Surviving Company until thereafter changed or amended in accordance with the provisions thereof and applicable law, and (iii) the operating agreement of Merger Sub shall be the operating agreement of the Surviving Company until thereafter changed or amended in accordance with the provisions thereof and applicable law

(b)           At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA.  Without limiting the generality of the foregoing, at and after the Effective Time:

(i)           The Surviving Company shall possess all of the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent  Companies;

(ii)           All the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including, without limitation, all choses in action, and all and every other interest of or belonging to or due to either Constituent Company shall be taken and deemed to be transferred to, and vested in, the Surviving Company without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Company as they were of either Constituent Company prior to the Effective Time; and

(iii)           All debts, liabilities, duties and obligations of the Company shall become the debts, liabilities, duties and obligations of the Surviving Company, and the Surviving Company shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of the Company, and the rights of creditors of the Company shall not be impaired by the Merger, and may be enforced against the Surviving Company.

(c)           At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the Membership Interests, or the holder of the membership interests of Merger Sub, said membership interests shall be converted as follows:

(i)           Each issued and outstanding membership interest of Merger Sub shall be converted into and become one membership interest of the Surviving Company so that after the effective Time, Buyer shall be the holder of all of the issued and outstanding membership interests of the Surviving Company;

(ii)           The issued and outstanding Membership Interests shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, in cash, the Merger Consideration.  All such Membership Interests when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of the certificates representing the Membership Interests shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon the surrender of such certificates as provided below;

(iii)           At the Closing, Seller shall surrender the certificates representing the Membership Interests to Buyer in exchange for the Merger Consideration.

Section 2.04   Purchase Price Adjustment.

(a)           Closing Adjustment.

(i)           At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Seller that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

(ii)           The payment to be made at Closing pursuant to Section 2.02(a) above shall be (i) increased dollar for dollar by the amount the Estimated Working Capital exceeds negative Two Hundred Thousand Dollars ($200,000) (the “Target Working Capital”) or (ii) decreased dollar for dollar by the amount the Estimated Working Capital is less than the Target Working Capital; provided, however, that (x) the adjustments provided in Clause (i) of this sentence shall not be made if the required adjustment is less than $300,000 and (y) the adjustment provided in clause (ii) of this sentence shall not be made if the required adjustment is less than $150,000.

(b)           Post-Closing Adjustment.

(i)           Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital, which statement shall contain a balance sheet of the Company as of the close of business on the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Financial Statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end.

(ii)           The post-closing adjustment shall be an amount equal to the Closing Working Capital (as finally determined pursuant to Section 2.04(c) below) minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”).  If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.  The adjustment provided in this Section 2.04(b)(ii) shall not be made if the Closing Working Capital is between negative $350,000 and positive $100,000.  In such event, any adjustment previously made pursuant to Section 2.04(a)(ii) shall be deemed not to have occurred and any amounts paid pursuant to Section 2.04(a)(ii) shall be returned to the party that made such payment.

(c)           Examination and Review.

(i)           Examination.  After receipt of the Closing Working Capital Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that is calculated to minimally interfere with the normal business operations of Buyer or the Company.

(ii)           Objection.  On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”).  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller.  If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller shall be final and binding.

(iii)           Resolution of Disputes.  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of PriceWaterhouseCoopers, LLP or, if PriceWaterhouseCoopers, LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment and the Closing Working Capital Statement.  The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)           Fees of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

(v)           Determination by Independent Accountant.  The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)           Payments of Post-Closing Adjustment.  Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five (5) Business Days of acceptance of the Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.  The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 0.43%.  Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

(d)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.04 shall be treated as an adjustment to Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05   Earn-out.

(a)           Earn-out Payment.  As potential additional Merger Consideration, at such time as provided in Section 2.05(c), Buyer shall pay to Seller, with respect to the period beginning on January 1, 2015 and ending December 31, 2015 (the “Calculation Period”), an amount (the “Earn-out Payment”) equal to Five Hundred Thousand Dollars ($500,000) if and only if the Adjusted EBITDA for the Calculation Period is equal to or greater than Five Hundred Thousand Dollars ($500,000) (the “EBITDA Threshold”); provided, that in no event shall Buyer be obligated to pay Seller more than $500,000 in the aggregate pursuant to this Section 2.05.  The Earn-out Payment shall in no event exceed Five Hundred Thousand Dollars ($500,000).  If the Adjusted EBITDA for the Calculation Period does not meet or exceed the applicable EBITDA Threshold, no Earn-out Payment shall be due for the Calculation Period.  For purposes of clarity, if the Adjusted EBITDA for the Calculation Period is Four Hundred and Ninety-Nine Thousand Nine Hundred and Ninety Nine Dollars ($499,999), then no Earn-out Payment shall be owed.

(b)           Procedures Applicable to Determination of the Earn-out Payment.

(i)           On or before the date which is sixty (60) days after December 31, 2015 (the “Earn-out Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (the “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of Adjusted EBITDA for the Calculation Period and its determination whether the Earn-out Payment shall be paid to Seller (the “Earn-out Determination”).

(ii)           Seller shall have forty-five (45) days after receipt of the Earn-out Calculation Statement (the “Review Period”) to review the Earn-out Calculation Statement and the Earn-out Determination set forth therein.  During the Review Period, Seller and its representatives shall have the right to inspect the books and records of the Company and the Surviving Company during normal business hours at the Surviving Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Adjusted EBITDA and the resulting Earn-out Payment.  Prior to the expiration of the Review Period, Seller may object to the Earn-out Calculation set forth in the Earn-out Calculation Statement for the Calculation Period by delivering a written notice of objection (an “Earn-out Calculation Objection Notice”) to Buyer.  Any Earn-out Calculation Objection Notice shall specify the items in the Earn-out Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute.  If Seller fails to deliver an Earn-out Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earn-out Determination set forth in the Earn-out Calculation Statement shall be final and binding on the parties hereto.  If Seller timely delivers an Earn-out Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted EBITDA and the Earn-out Payment, if any, for the Calculation Period.  If Buyer and Seller are unable to reach agreement within fifteen (15) days after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly referred to the Independent Accountant.  The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Earn-out Determination as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Earn-out Calculation Objection Notice.  If unresolved disputed items are submitted to the Independent Accountant, Buyer and Seller shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request.  The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review.  The resolution of the dispute and the calculation of Adjusted EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountant shall be final and binding on the parties hereto.  The fees and expenses of the Independent Accountant shall be borne by Seller and Buyer in proportion to the amounts by which their respective calculations of Adjusted EBITDA differ from Adjusted EBITDA as finally determined by the Independent Accountant.

(c)           Timing of Payment of Earn-out Payment.  The Earn-out Payment, if any, that Buyer is required to pay pursuant to Section 2.05(a) hereof shall be paid in full no later than seven (7) Business Days following the date upon which the determination of Adjusted EBITDA for the Calculation Period becomes final and binding upon the parties as provided in Section 2.05(b)(ii) (including any final resolution of any dispute raised by Seller in an Earn-out Calculation Objection Notice).  Buyer shall pay to Seller the Earn-out Payment, if any, in cash by wire transfer of immediately available funds to the bank account for Seller previously provided to Buyer.

(d)           Acceleration upon Buyer’s Election.  At any time after the Closing Date, Buyer may, in its sole discretion, elect to make the Earn-out Payment (the “Acceleration Payment”) to Seller which, upon payment thereof, shall fully release and discharge Buyer, its successors and assigns from any further liability or obligation pursuant to this Section 2.05.

(e)           Post-closing Operation of the Surviving Company.  Subject to the terms of this Agreement and the other Transaction Documents, subsequent to the Closing, Buyer shall operate the Surviving Company in the ordinary course consistent with the past practice of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding the Earn-out Payment hereunder.

(f)           No Security.  The parties hereto understand and agree that (i) the contingent right to receive the Earn-out Payment does not constitute an equity or ownership interest in Buyer or the Company, (ii) Seller shall not have any rights as a securityholder of Buyer or the Surviving Company as a result of Seller’s contingent right to receive the Earn-out Payment hereunder, and (iii) no interest is payable with respect to the Earn-out Payment.

(g)           Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.05 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

Section 2.06   Closing.  Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 8:00 a.m. central standard time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), via email, PDF or facsimile, except as Seller and Buyer may otherwise mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07   Closing Deliveries.

(a)           At the Closing, Buyer shall deliver to the appropriate party:

(i)           the payments required by Section 2.03, subject to any Closing Adjustment set forth in Section 2.04; and

(ii)           the Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b)           At the Closing, Seller shall deliver to Buyer:

(i)           the certificates representing the Membership Interests; and

(ii)           the other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.08   Interest on Escrow.  The Seller will be entitled to retain any and all interest earned on the Indemnification Escrow Amount and the Buyer will be entitled to retain any and all interest earned on the Earn-out Escrow Amount.

Section 2.09    Tax Allocation of Merger Consideration.  For all tax purposes, Buyer and Seller agree to, and to cause their Affiliates to, act in accordance with (including filing Tax Returns consistently with) the merger consideration allocation set forth at Schedule 2.09.

ARTICLE III
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 3.01     Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 3.02   Organization, Authority and Qualification of the Company.  The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to enter into this Agreement, to carry out its obligations and to consummate the transactions contemplated hereby, to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.  The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations and the consummation by the Company of the Transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Buyer and Merger Sub) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except where the failure to be so qualified or licensed would not result in a Material Adverse Effect.  Section 3.02 of the Disclosure Schedules sets forth the Company’s most recent Certificate of Formation filed with the Secretary of State of the State of Delaware and the Company’s current limited liability company agreement and/or operating agreement.

Section 3.03   Capitalization.

(a)           Seller is the sole record owner of and except as set forth in Section 3.03 of the Disclosure Schedules, has good and valid title to the Membership Interests, free and clear of all Encumbrances.  The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company.  The Membership Interests have been duly authorized and are validly issued, fully paid and non-assessable.

(b)           The Membership Interests were issued in compliance with applicable Laws.  The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)           There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company.  Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04   No Subsidiaries.  Except as set forth in Section 3.04 of the Disclosure Schedules, the Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05   No Conflicts; Consents.  The execution, delivery and performance by Seller and the Company of this Agreement and the other Transaction Documents to which Seller or the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller or the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) except as set forth in Section 3.05(c) of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which the Company is bound or to which any of its properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Liens on any properties or assets of the Company.  Other than the filing of the Certificate of Merger, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06   Financial Statements.  Complete copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 in each of the years 2013 and 2014 and the related statement of income for the years then ended (the “Full-Year Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2015 and the related statement of income for the six-month period then ended (the “Interim Financial Statements” and together with the Full-Year Financial Statements, the “Financial Statements”) have been delivered to Buyer and are set forth on Section 3.06 of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal year-end adjustments and the absence of notes.  The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07   Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would, in accordance with GAAP, be required to be included on a Balance Sheet (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

Section 3.08     Absence of Certain Changes, Events and Conditions.  Except as set forth on Section 3.08 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any

(a)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)           amendment of the Organizational Documents of the Company;

(c)           split, combination or reclassification of any membership interests in the Company;

(d)           issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests in the Company;

(e)           declaration or payment of any distributions on or in respect of any membership interests in the Company or redemption, purchase or acquisition of any of the Company’s outstanding membership interests;

(f)           material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)           material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)           [Intentionally omitted]

(i)           incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)           transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)           transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(l)           material damage, destruction or loss (whether or not covered by insurance) to its property;

(m)           any capital investment in, or any loan to, any other Person;

(n)           acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o)           any material capital expenditures;

(p)           imposition of any Encumbrance upon any of the Company’s properties or assets, tangible or intangible;

(q)           (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former officers, managers, independent contractors, consultants or employees (excluding speakers or seminar coordinators retained in the ordinary course of the Company’s business) other than as provided for in any written agreements or required by applicable Law, or (ii) any action to accelerate the vesting or payment of any compensation or benefit for any current or former officer, manager, independent contractor, consultant or employee;

(r)           any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its members or current or former managers, officers and employees;

(s)           entry into a new line of business or abandonment or discontinuance of existing lines of business;

(t)           adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(u)           purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000 (in the case of a lease, per annum), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(v)           acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof; or

(w)           any Contract to do any of the foregoing.

Section 3.09   Material Contracts.

(a)           Section 3.09 of the Disclosure Schedules lists each Contract that is material to the Business of the Company (such Contracts, together with all material Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i)           each Contract of the Company involving aggregate consideration paid by the Company in excess of $50,000 per year, or $200,000 in the aggregate;

(ii)           all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iii)           all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(iv)           all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party for which the annual costs exceed $25,000;

(v)           all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party for which the annual costs exceed $25,000;

(vi)           except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company;

(vii)           all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)           any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(ix)           all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand; and

(x)           any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.09.

(b)           Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect.  None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or to Seller’s Knowledge, is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract.  To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been provided to Buyer.

Section 3.10   Title to Assets; Real Property.

(a)           The Company operates from one (1) office located at 9020 Overlook Boulevard, #140, Brentwood, Tennessee 37067.  The Company has good and valid title to, or a valid leasehold interest in, all Real Property, personal property and other assets reflected in the Year End Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of since the Balance Sheet Date.  Except as set forth in Section 3.10(a) of the Disclosure Schedules, all such properties and assets (including leasehold interests) are free and clear of Encumbrances except for (i) liens for Taxes not yet due and payable; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith as set forth on Section 3.10(a)(ii) of the Disclosure Schedules; (iii) statutory liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, which claims or demands are included in Current Liabilities; (iv) liens resulting from deposits made in connection with workers’ compensation, unemployment Taxes or insurance, social security and like laws; (v) liens of banks and financial institutions with respect to funds on deposit therewith (collectively, “Permitted Liens”).

(b)           Seller has no owned Real Property and is not a party to any contract to sell or acquire any Real Property.  With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property.  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.  The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement.  To the Seller’s Knowledge, no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.  To the Seller’s Knowledge, there are no Actions pending nor threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.11   Condition And Sufficiency of Assets.  To the Seller’s Knowledge, the buildings, structures, furniture, fixtures, vehicles and other assets of the Company are structurally sound, are in good operating condition and repair (normal wear and tear excepted), and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.  The buildings, structures, furniture, fixtures, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.12   Intellectual Property.

(a)           Section 3.12(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property that is not registered but that is material to the Company’s business or operations.  All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars and all Company IP Registrations are otherwise in good standing.  Seller has made available to Buyer true and complete copies of all available file histories, documents, certificates, office actions, and material correspondence related to all Company IP Registrations.

(b)           Section 3.12(b) of the Disclosure Schedules lists all Company IP Agreements.  Seller has provided Buyer with true and complete copies of all Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Company IP Agreement is valid and binding on the Company in accordance with its terms and is in full force and effect.  Neither the Company nor, to the Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any Company IP Agreement.

(c)           Except as set forth in Section 3.12(c)-1 of the Disclosure Schedules, the Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Liens.  Except as set forth in Section 3.12(c)-2 of the Disclosure Schedules, Seller has entered into binding, written agreements with every current employee of the Company, and with every current independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property.  Seller has provided Buyer with true and complete copies of all such agreements.

(d)           The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s business or operations as currently conducted.

(e)           The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable.  The Company has taken all commercially reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

(f)           The conduct of the Company’s business as currently and formerly conducted, and the products, processes and services of the Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, misappropriate, dilute or otherwise violate in any material respect the Intellectual Property or other rights of any Person.  To the Knowledge of the Sellers, no Person is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g)           There are no Actions (including any oppositions, interferences or re-examinations), pending or to the Knowledge of the Sellers, threatened (including in the form of offers to obtain a license):  (i) alleging any infringement, misappropriation, dilution or violation of Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by or on behalf of the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property.  The Company is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

Section 3.13   Intentionally Omitted.

Section 3.14   Customers and Suppliers.

(a)           The Company has provided Buyer, and Section 3.14(a) of the Disclosure Schedules sets forth, a list of each customer that made aggregate payments to the Company of at least $15,000 during the year ended December 31, 2014 (“Material Customers”).  The Company has not received any written notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b)           Section 3.14(b) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods.  The Company has not received any written notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.15   Insurance.  Section 3.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Seller or its Affiliates (including the Company) relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer.  Such Insurance Policies will remain in full force and effect until the Closing.  Since January 1, 2014, neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, or material alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have been paid.  All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to Seller’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage.  There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.16   Legal Proceedings; Governmental Orders.  Except as set forth on Section 3.16 of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.17   Compliance With Laws; Permits.  Except as set forth in Section 3.17 of the Disclosure Schedule, the Company has complied, and is now complying, in all material respects, with all Laws applicable to it or its business, properties or assets.  All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.  All fees and charges due with respect to such Permits as of the date hereof have been paid in full.  Section 3.17 of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration.  To  Seller’s Knowledge, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17 of the Disclosure Schedules.

Section 3.18   Environmental Matters.

(a)           The Company is currently and has been in compliance with all Environmental Laws and has not, and the Seller has not, received from any Person any written:  (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.  The Seller has no Environmental Permits with respect to the business of the Company and is not required to have any Environmental Permits with respect to the business of the Company.

(b)           To the Knowledge of the Seller, no real property currently or formerly owned, operated or leased by the Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)           The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(d)           Seller has provided or otherwise made available to Buyer and listed in Section 3.18(d) of the Disclosure Schedules:  (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller or Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws applicable to the Company (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 3.19   Employee Benefit Matters.

(a)           Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.  The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(b)           Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(c)           Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment from the Company or the Surviving Company; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual from the Company or the Surviving Company; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

Section 3.20   Employment Matters.

(a)           Section 3.20(a) of the Disclosure Schedules contains a list of all persons and professionals who are officers, directors, managers, employees, independent contractors or consultants (excluding speakers or seminar coordinators) of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof (to the extent such fringe benefits are different from those provided in general by the Company to persons in such capacity).  As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Working Capital Statement).

(b)           Except as set forth on Section 3.20(b) of the Disclosure Schedules, the Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.  Except as set forth on Section 3.20(b) of the Disclosure Schedules, the Company has no duty to bargain with any Union.

(c)           The Company is and has been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.21   Taxes.

(a)           The Company is treated as a corporation for U.S. federal income tax purposes.  Seller is the parent of an affiliated group, including the Company, that files a consolidated tax return for U.S. federal income tax purposes.

(b)           Each of Seller and the Company have timely filed all income Tax Returns and all other material Tax Returns required to be filed by them (taking into account all applicable extensions to file any such Tax Returns).  All such Tax Returns are true and complete in all material respects and disclose all Taxes required to be paid by or with respect to the Seller, to the extent the Company is or may become liable therefor, and the Company for the periods covered thereby.  All Taxes due and owing by Seller or the Company (to the extent the Company is or may become liable therefor), whether or not shown on any Tax Return, have been paid.  Neither the Company nor the Seller, to the extent Company is or may become liable therefor, is currently the beneficiary of any extension of time within which to file any material Tax Return.  The Company has not, since January 1, 2012, received written notice by a Governmental Authority in a jurisdiction the Company has never filed Tax Returns asserting that the Company is or may be subject to taxation by that jurisdiction.  There are no Tax rulings, requests for rulings, or closing agreements entered into by the Company that are solely related to Taxes of the Company and that reasonably could be expected to affect the Company's liability for Taxes for any taxable period ending after the Closing Date.

(c)           Each of the Company and the Seller (to the extent the Company is or may become liable therefor) has withheld and paid to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other Third Party.

(d)           No Tax audits or administrative or judicial Tax proceedings are pending or, to Seller’s Knowledge, threatened in writing with respect to the Company or Seller (to the extent that the Company is or may become liable therefor).  Neither the Company nor Seller has received in writing from any Governmental Authority any (i) notice or request for information indicating an intent to open an audit or other review with respect to Taxes for which Company is or may become liable, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by such Governmental Authority with respect to which Company is or may become liable.   There are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due.

(e)           No material Tax Returns required to be filed by or with respect to the Company or Seller (to the extent the Company is or may become liable therefor) for Tax periods beginning after the year ended December 31, 2010 have been examined.  None of Company or Seller has waived any statute of limitations in respect of material Taxes for which Company is or may become liable or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to which the Company is or may become liable, which waiver or extension is currently in effect, and no request for such a waiver or extension is outstanding.

(f)           On or after the Closing Date, Company will not have any Liability under any Tax Sharing Agreement entered into prior to the Closing Date.

(g)           The representations and warranties made in this Section 3.21 (i) refer only to the past activities of the Company and are not intended to serve as representations and warranties regarding, or a guarantee of, nor can they be relied upon with respect to, Taxes attributable to any Post-Closing Tax Period or any Tax position taken after the Closing, or any tax attributes of the Company and (ii) together with the representations and warranties made in Section 3.19, are the sole representations and warranties made by Seller under this Agreement with respect to Taxes.

Section 3.22   Books and Records.  The minute books of the Company have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices for wholly-owned subsidiaries.  The minute books of the Company contain records of all material actions taken at meetings, and material actions taken by written consent of, the members and the managers, and no meeting, or action taken by written consent, of any such members or managers has been held at which material actions were taken for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

Section 3.23   Privacy and Data Security.  The Company has (a) operated its businesses at all times in compliance with all applicable privacy and data security laws (including, without limitation, the Payment Card Industry Data Security Standard), (b) complied with its company policies applicable to data privacy, data security and Personal Information at all times, and (c) not experienced any incident in which Personal Information or other sensitive data was stolen or improperly accessed.

Section 3.24   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or based upon arrangements made by or on behalf of Seller.

ARTICLE IV
Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows:

Section 4.01    Organization and Authority of Buyer and Merger Sub.  Buyer is a nonstock corporation duly organized and validly existing under the Laws of the State of Wisconsin.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer and Merger Sub have full corporate and limited liability company power and authority (as applicable) to enter into this Agreement and the other Transaction Documents to which each of Buyer and Merger Sub is a party, to carry out its obligations and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer and Merger Sub of this Agreement and any other Transaction Documents to which Buyer is a party, the performance by each of Buyer and Merger Sub of its obligations and the consummation by Buyer and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate and limited liability action (as applicable) on the part of Buyer and Merger Sub.  This Agreement has been duly executed and delivered by Buyer and Merger Sub, and (assuming due authorization, execution and delivery by Seller and the Company) this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub enforceable against Buyer and Merger Sub in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  When each other Transaction Document to which Buyer and Merger Sub are or will be parties has been duly executed and delivered by Buyer and Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Merger Sub enforceable against them in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

Section 4.02   No Conflicts; Consents.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer or Merger Sub is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03   Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04   Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

Section 4.05   Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or Merger Sub or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06   Investigation by Purchaser.  Buyer and Merger Sub each has conducted its own independent review and analysis of the Company and its business and assets.  In entering into this Agreement, Buyer and Merger Sub each has relied solely upon the express representations and warranties of Seller set forth in Article III and its own investigation and analysis.  Buyer and Merger Sub each acknowledges that, except as expressly set forth in the representations and warranties in Article III, there are no representations or warranties by Seller or the Company of any kind, express or implied, with respect to Seller, the Company or its business or assets.

ARTICLE V
Covenants

Section 5.01   Conduct of Business Prior to the Closing.  From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in Section 5.01 of the Disclosure Schedules or as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, suppliers, regulators and others having business relationships with the Company.  Without limiting the foregoing, from the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, Seller shall use commercially reasonable efforts to, except with the prior written consent of Buyer:

(a)           cause the Company to preserve and maintain all of its Permits;

(b)           cause the Company to pay its debts, Taxes and other obligations when due;

(c)           cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d)           cause the Company to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e)           cause the Company to defend and protect its properties and assets from infringement or usurpation;

(f)           cause the Company to perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g)           cause the Company to maintain its books and records in accordance with past practice;

(h)           cause the Company to comply in all material respects with all applicable Laws; and

(i)           subject to the exclusions set forth in Section 3.08 of the Disclosure Schedules, cause the Company not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02   Access to Information.  From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall, and shall cause the Company to, (a) afford Buyer and its Representatives reasonable access to all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; and (b) furnish Buyer and its Representatives with such reasonably available financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request.  Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company.

Section 5.03   No Solicitation of Other Bids.

(a)           Until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments regarding an Acquisition Proposal.  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company; (ii) the issuance or acquisition of membership interests in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)           Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04   Intentionally Omitted.

Section 5.05   Confidentiality.  From and after the Closing, Seller shall, and shall cause its controlled Affiliates to, hold, and shall use commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all confidential information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel is legally required to be disclosed, provided that Seller shall use reasonable efforts to cooperate with Buyer to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information provided that all costs incurred in connection therewith are borne by Buyer.

Section 5.06   Non-competition; Non-solicitation.

(a)           For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an economic interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and its customers or suppliers of the Company; or (iv) disparage the Company, its business, products or services, or any of its officers, directors or employees.  Notwithstanding the foregoing, Seller or its controlled Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b)           For a period of two (2) years commencing on the Closing Date, Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any key employee of the Company or encourage any such key employee to leave such employment or hire any such key employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.06(b) shall prevent Seller or any of its controlled Affiliates from hiring (i) any employee whose employment has been terminated by the Company or Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)           During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company.

(d)           Notwithstanding anything contained herein to the contrary, the covenants contained in Section 5.06 shall not (i) apply to Seller or its Affiliates upon the occurrence of a change of control of Seller or (ii) prevent Seller or its Affiliates from, directly or indirectly, acquiring one or more entities that compete with the Restricted Business so long as the amount of revenue such acquired entity derives from the portion of its business which is in competition with the Restricted Business or the assets of such portion of its business comprise less than 20% of the total assets or revenue of the acquired entity.

(e)           Seller acknowledges that a breach or threatened breach of Section 5.05 or this Section 5.06 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(f)           Seller acknowledges that the restrictions contained in Section 5.05 and this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in Section 5.05 or this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law.  The covenants contained in Section 5.05 and this Section 5.06 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07   Governmental Approvals and Consents.

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.

(b)           Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are set forth on in Schedule 7.02(d).

Section 5.08   Intentionally Omitted.

Section 5.09   Closing Conditions.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.10   Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any initial public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  Notwithstanding the foregoing, after the Closing Date, either party may make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party.

Section 5.11   Further Assurances.  Following the Closing, each of the parties hereto shall, and shall use their commercially reasonable efforts to cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement, and assist Buyer with other transitional matters that were not accomplished prior to Closing.

Section 5.12   Employees; Employees Benefit Plans.

(a)           Seller shall amend all Benefit Plans prior to the Closing (i) to remove the Company (and any employees, directors, or officers of the Company, as applicable) as a participating employer, plan administrator, fiduciary, trustee or plan sponsor as of and after the Closing, (ii) to cease providing coverage to employees of the Surviving Company after the Closing, (iii) to ensure that such Employee Benefit Plans are not considered “multiple employer plan” within the meaning of Section 413(c) of the Code (with respect to the Company) as of and after the Closing, (iv) to ensure that the Surviving Company is not the plan sponsor or fiduciary of all Benefit Plans as of and after the Closing.

(b)           With respect to each Benefit Plan applicable to the Company, Seller covenants that it shall have sole and complete responsibility for, and shall be obligated to pay, any Benefit Liability, including but not limited to the maintenance of tax qualification, obligations for the payment of benefits, and the administration of claims, with respect to all amounts, claims incurred, or benefits owed under such Benefit Plan.  Buyer, the Company, and the Merger Sub shall have no Benefit Liability, regardless of whether such Benefit Liability arises before, as of, or after the Closing.

(c)           Seller shall allow and provide for the rollover of any notes with respect to any loans under the Seller’s Code section 401(k) retirement plan to the Buyer’s Code section 401(k) plan, that become due (or would be treated as deemed distributions absent the rollover opportunity provided for hereunder) as a result of the transactions contemplated in this Agreement.

(d)           Seller, Company and Buyer agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Rev. Proc. 2004-53 with respect to wage reporting, if applicable.  If the alternate procedure set forth in Rev. Proc. 2004-53 is not applicable, Seller shall provide to Buyer and Company all information and systems access reasonably necessary to ensure compliance with Surviving Company’s (and Buyer’s) federal and state income and employment tax withholding and reporting obligations.

Section 5.13   Indebtedness; Outstanding Obligations To/From Subsidiaries.  Seller shall ensure that (i) all Indebtedness of the Company not part of the adjustment at Section 2.04 shall be paid off at Closing; and (ii) all amounts outstanding as of the Closing owed by the Company to Seller or to any Affiliate of Company or Seller, which is currently described on the Financial Statements of the Company as “Total Due to/from Subsidiaries”, shall be paid off as of the Closing and that the Company shall have no liabilities or obligations with respect thereto.  At Closing, Seller shall deliver to the Company a pay-off letter or letters regarding any such amounts evidencing such amounts being paid off (such letters shall be an “Affiliate Payoff Letter”).

ARTICLE VI
Tax Matters

Section 6.01   Tax Treatment.  In accordance with Rev. Rul. 69-6, 1969-1 C.B. 104, the Merger shall be treated as a taxable sale by the Company and purchase by Buyer of the assets of the Company, followed by a complete liquidation of the Company and distribution of the Merger Consideration to Seller.  Seller shall include the income of the Company (and its subsidiaries) through the Closing Date, including income resulting from the Merger, any deferred intercompany items triggered into income by Reg. § 1.1502-13, and excess loss account taken into account under Reg. § 1.1502-19, on Seller’s consolidated U.S. federal income tax return for the Seller’s Tax Period that includes the Closing Date and pay any federal income tax attributable to such income.  For all taxable periods ending on or before the Closing Date, Seller shall cause Company (and its subsidiary) to join in Seller’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate company state and local income tax returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Law.

Section 6.02   Tax Covenants.

(a)           All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement and the other Transaction Documents, and all reasonable preparation and filing costs associated therewith (such amounts "Transfer Taxes") shall be borne one-half by Seller and one-half by Buyer.  Each Transfer Tax Return will be prepared by the party that customarily has primary responsibility for filing such Tax Return pursuant to applicable Law.  Buyer and Seller shall reasonably cooperate with one another to lawfully minimize Transfer Taxes and, if the non-filing party of a particular Transfer Tax Return, pay the associated Transfer Taxes (and costs) to the filing party within three (3) Business Days of payment.

(b)           All Tax Returns required to be filed by or with respect to the Company with respect to Pre-Closing Tax Periods shall be within the exclusive control of Seller.

Section 6.03    Tax Indemnification.  Except to the extent treated as a liability in the calculation of Closing Working Capital (but without duplication for amounts paid pursuant to any other provision of this Agreement), Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) all Pre-Closing Taxes; (b) all Taxes imposed on the Company under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law, as a result of having been a member of any consolidated, affiliated combined or similar group prior to the Closing; and (c) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or under a Tax Sharing Agreement, where such liability relates to an event or transaction occurring before the Closing Date; provided that in the case of real property, personal property and other similar Taxes with respect to a Taxable Period that includes (but does not end on) the Closing Date, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be deemed to be the amount of such Taxes for the entire Taxable Period multiplied by a fraction the numerator of which is the number of days in the Taxable Period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable Period (and the remaining portion of such Taxes will be borne by the Buyer).

Section 6.04    Cooperation and Exchange of Information.  Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company.  Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities.  Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the earlier of (a) five years from the Closing Date and (b) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods.

Section 6.05    Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.06    Survival.  Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.07   Overlap.  To the extent that any obligation or responsibility pursuant to Article VIII conflicts with an obligation or responsibility pursuant to this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII
Conditions to Closing

Section 7.01   Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02   Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Seller contained in Section 3.01, the first sentence of Section 3.02, Section 3.03, clauses (a), (b) and (d) of the first sentence of Section 3.05, Section 3.06, Section 3.08 and Section 3.21, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specific date, the accuracy of which shall be determined as of that specific date in all respects).  The representations and warranties of Seller contained in Section 3.01, the first sentence of Section 3.02, Section 3.03, clauses (a), (b) and (d) of the first sentence of Section 3.05, Section 3.06, Section 3.08 and Section 3.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)           Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer, Merger Sub, Seller or the Company, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)           All approvals, consents and waivers that are listed on Section 7.02(d) of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)           From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f)           Intentionally Omitted.

(g)           The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Buyer.

(h)           Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(i)           Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(j)           Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(k)           Buyer shall have received a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the managing member of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby

(l)            Buyer shall have received resignations of the directors, officers and managers of the Company.

(m)          Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

(n)           Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(o)           The Company shall be free of Indebtedness and any liens on the Company’s assets securing Indebtedness of the Seller shall have been released, and Seller shall have delivered to Buyer an executed Affiliate Payoff Letter  and executed lien releases executed by all creditors of the Company to whom any asset of the Company or any of the Membership Interests are pledged or secured, including all documents to release all liens on the Company’s assets and Membership Interests.

(p)           The Seller shall have executed and delivered to Buyer the Trademark Use License in substantially the form attached hereto as Schedule 7.02(p) (the “Trademark License Agreement”).

(q)           Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(r)           The Company shall have merged the Company’s subsidiary listed in Section 3.04 of the Disclosure Schedules into another Affiliate of Seller.

(s)           Buyer shall have received a landlord estoppel agreement, in the form reasonably acceptable to Buyer, executed by the landlord of the Company’s leased Real Property.

(t)           Seller shall have executed and delivered to the Company an instrument of assignment of certain information technology assets, in the form mutually acceptable to the parties hereto (the “Assignment”).

Section 7.03     Conditions to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver in writing, at or prior to the Closing, of each of the following conditions:

(a)           Other than the representations and warranties of Buyer contained in Section 4.01 and Section 4.03, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).  The representations and warranties of Buyer contained in Section 4.01 and Section 4.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)           Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)           No Action shall have been commenced against Buyer, Seller or the Company which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)           The other Transaction Documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(e)           Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)           Buyer shall have delivered to Seller and the Escrow Agent, cash in the amounts and as set forth in Section 2.02.

(g)           Buyer shall have executed and delivered to Seller the Trademark License Agreement.

(h)           Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01   Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date; provided, that (i) (A) the representations and warranties in Section 3.01, the first sentence of Section 3.02, Section 3.03, clauses (a), (b) and (d) of the first sentence of Section 3.05, Section 3.10(a), Section 3.21 and Section 3.24 (collectively, the “Fundamental Representations”), Section 4.02 and Section 4.03; and (B) any and all claims arising from fraud shall survive indefinitely; and (ii) the representations and warranties in Section 3.19 shall survive for a period of three (3) years from the Closing Date.  All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02   Indemnification by Seller.  Subject to the other terms and conditions of this Article VIII, from and after the Closing Seller shall indemnify and defend each of Buyer and its Affiliates (including the Surviving Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of (a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.  All such calculations of Losses shall take into account any insurance proceeds received by the Buyer Indemnitees in connection with the matter out of which such Damages shall arise, net of directly related increases of premiums on such insurance policies.  The Buyer Indemnitees agree to use commercially reasonable efforts to obtain such insurance proceeds.  If an indemnification payment is received by any Buyer Indemnitee, and such Buyer Indemnitee later receives insurance proceeds or other third party recoveries, such Buyer Indemnitee shall promptly pay to Seller such amount.  Notwithstanding anything herein to the contrary, (a) the Buyer Indemnitees shall not be entitled to seek indemnification under clause (a) of the first sentence of Section 8.02 with respect to any Losses unless and until the aggregate amount of all Losses suffered by the Buyer Indemnitees under clause (a) of the first sentence of Section 8.02 exceeds, in the aggregate, $250,000 (the “Deductible”), and then the Buyer Indemnitees shall only be entitled to indemnification for such aggregate amount of Losses that exceeds the Deductible; (b) the aggregate amount of all payments to which the Buyer Indemnitees shall be entitled to receive under clause (a) of the first sentence of Section 8.02 shall in no event exceed $1,200,000 (the “Cap”); and (c) the Buyer Indemnitees shall not be entitled to seek indemnification for Losses to the extent that the items giving rise to such Losses had been accounted for in the calculation of Closing Working Capital pursuant to Section 2.04.  The limitations set forth in clause (a) and clause (b) of the preceding sentence shall not apply to Losses relating to breaches of the Fundamental Representations, claims for indemnification under Section 6.03 or fraud.

Section 8.03   Indemnification by Buyer.  Subject to the other terms and conditions of this Article VIII, from and after the Closing Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of (a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.  All such calculations of Losses shall take into account any insurance proceeds received by the Seller Indemnitees in connection with the matter out of which such Damages shall arise, net of directly related increases of premiums on such insurance policies.  The Seller Indemnitees agree to use commercially reasonable efforts to obtain such insurance proceeds.  If an indemnification payment is received by any Seller Indemnitee, and such Seller Indemnitee later receives insurance proceeds or other third party recoveries, such Seller Indemnitee shall promptly pay to Buyer such amount.  Notwithstanding anything herein to the contrary, (a) the Seller Indemnitees shall not be entitled to seek indemnification under clause (a) of the first sentence of Section 8.03 with respect to any Losses unless and until the aggregate amount of all Losses suffered by the Seller Indemnitees under clause (a) of the first sentence of Section 8.03 exceeds, in the aggregate, $250,000, and then the Seller Indemnitees shall only be entitled to indemnification for such aggregate amount of Losses that exceeds such amount; and (b) the aggregate amount of all payments to which the Seller Indemnitees shall be entitled to receive under clause (a) of the first sentence of Section 8.03 shall in no event exceed $1,200,000).  The limitations set forth in clause (a) and clause (b) of the preceding sentence shall not apply to Losses relating to breaches of Section 4.01, Section 4.03, or fraud.

Section 8.04     Exclusive Remedies.  The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (i) the adjustments provided in Article II, (ii) claims based on fraud, (iii) claims based on any breach of Section 5.05 or 5.06, and (iv) the indemnification provisions of Section 6.3, the indemnification provisions of this Article VIII are the sole and exclusive remedies of the Parties pursuant to this Agreement.  From and after the Closing, to the maximum extent permitted by Law, except with respect to (i) the adjustments provided in Article II, (ii) claims based on fraud or claims for equitable relief, (iii) claims based on any breach of Section 5.05 or Section 5.06, (iv) the indemnification provisions of Section 6.3, and (v) the indemnification provisions of this Article VIII, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any foreign, federal, state, provincial or local Laws, requirements or Orders at common law or otherwise.

Section 8.05   Indemnification Procedures.  The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)           Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than twenty (20) calendar days after receipt of such notice of such Third-Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnifying Party, there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnifying Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)           Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b).  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06   Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds or through disbursement of funds from the Escrow Agreement.

ARTICLE IX
Termination

Section 9.01   Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by the mutual written consent of Seller and Buyer;

(b)           by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller’s receipt of written notice of such breach from Buyer;

(c)           by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller;

(d)           by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e)           by Buyer, by giving written notice to Seller, if the Closing shall not have occurred on or before August 31, 2015 (or such later date as Seller and Buyer may mutually agree) by reason of the failure of any condition precedent under Section 7.01 or 7.02 (unless the failure results primarily from a breach by Buyer of any representation, warranty, or covenant of Buyer contained in this Agreement or Buyer’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by Buyer that has the effect of delaying the Closing Date); or

(f)           by Seller, by giving written notice to Buyer, if the Closing shall not have occurred on or before August 31, 2015 (or such later date as Seller and Buyer may mutually agree in writing) by reason of the failure of any condition precedent under Section 7.01 or 7.03 (unless the failure results primarily from a breach by Seller of any representation, warranty, or covenant of Seller contained in this Agreement or Seller’s failure to fulfill a condition precedent to the Closing or other default or acts or omissions to act by Seller that has the effect of delaying the Closing Date).

Section 9.02   Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)           as set forth in this Article IX and Article X hereof; and

(b)           that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01   Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02   Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller or the Company:	Cross Country Healthcare, Inc. 6551 Park of Commerce Blvd. Boca Raton, FL 33487 Facsimile: (800) 565-9774 E-mail: sball@crosscountry.com Attention: Susan E. Ball, Esq., General Counsel and Secretary
with a copy to:	Proskauer Rose LLP 11 Times Square New York, NY 10036 Facsimile: (212) 969-2900 E-mail: srubin@proskauer.com Attention: Stephen W. Rubin, Esq.
If to Buyer or Merger Sub or the Surviving Company:	PESI, Inc. 3839 White Avenue Eau Claire, WI 54703 Facsimile: (715) 855-5255 E-mail: mconner@pesi.com Attention: Michael Conner, Executive Director
with a copy to:	Michael Best & Friedrich LLP One South Pinckney Street, Suite 700 Madison, WI 53703 Facsimile: (608) 283-2275 E-mail: pjmartin@michaelbest.com Attention: Porter J. Martin, Esq.

Section 10.03   Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  The Recitals hereto are an integral part of this Agreement and are hereby incorporated by reference.

Section 10.04   Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Except as provided in Section 5.06(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07        Successors and Assigns.This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08        No Third-Party Beneficiaries.  Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

Section 10.11   Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13    Acknowledgement.  Buyer, Merger Sub and the Company acknowledge and agree that Proskauer Rose LLP is representing the Company and the Seller in connection with the transactions contemplated by this Agreement and that following the Closing it may continue to represent Seller in connection with the transactions contemplated by this Agreement, including, but not limited to, in connection with any disputes that may arise under the Transaction Documents.  Proskauer Rose LLP shall not be precluded from or restricted from representing Seller or otherwise acting as attorneys for Seller in any matter, including, but not limited to, any court proceeding or other matter related to the Transaction Documents or the transactions contemplated by this Agreement.  Buyer, the Company and Merger Sub irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

By:	/s/ William J. Grubbs
Name:	William J. Grubbs
Title:	President and Chief Executive Officer

CROSS COUNTRY EDUCATION, LLC.

By:	/s/ William J. Grubbs
Name:	William J. Grubbs
Title:	Executive Vice President

PESI, INC.

By:	/s/ Michael Conner
Name:	Michael Conner
Title:	Executive Director

CC EDUCATION, LLC.

By:	PESI, Inc.
Title:	Manager

By:	/s/ Michael Conner
Name:	MichaelConner
Title:	Executive Director